Exhibit 11.1

                        MICRON TECHNOLOGY, INC.

                   Computation of Per Share Earnings
          (Amounts in millions except for per share amounts)

                                       August 31,  September 1,  September 2,
Fiscal year ended                        1995           1994          1993
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

PRIMARY

 Weighted average shares outstanding       205.1          202.4         196.4
 Net effect of dilutive stock options        8.8            6.5           3.9
                                        --------       --------      --------
 Total shares                              213.9          208.9         200.3
                                        ========       ========      ========

 Net income                             $  844.1       $  400.5      $  104.1
                                        ========       ========      ========

 Primary earnings per share             $   3.95       $   1.92      $   0.52
                                        ========       ========      ========



FULLY DILUTED

 Weighted average shares outstanding       205.1          202.4         196.4
 Net effect of dilutive stock options       11.1            8.0           6.2
                                        --------       --------      --------
 Total shares                              216.2          210.4         202.6
                                        ========       ========      ========

 Net income                             $  844.1       $  400.5      $  104.1
                                        ========       ========      ========

 Fully diluted earnings per share       $   3.90       $   1.90      $   0.51
                                        ========       ========      ========
